Exhibit 99.1

Vishay Intertechnology Announces Cost Reduction Programs

MALVERN, PENNSYLVANIA -- (BUSINESS WIRE) -- October 28, 2013 – Vishay Intertechnology, Inc. (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive components, today announced various cost reduction programs as part of its continuous efforts to improve efficiency and operating performance.

The programs primarily focus on a plan to enhance the competitiveness of its MOSFETs segment and a voluntary separation / early retirement offer to certain employees Company wide.  The Company also plans to implement two other smaller cost reduction programs concerning the manufacturing of products within its Diodes segment.  The programs in total are expected to lower costs by approximately $36 million per year when fully implemented by the first quarter of 2016, at expected cash costs of approximately $26 million.

The project for the MOSFETs segment will extend over a period of approximately two years.  The manufacture of wafers for certain critical products will be transferred into a more cost-efficient fab.  As a consequence, certain other wafer manufacturing currently occurring in-house will be transferred to third-party foundries.

The total cash costs associated with the MOSFETs initiatives, principally severance, are expected to be approximately $10 million.  Once fully implemented, the Company anticipates that the MOSFETs programs will result in an annual reduction in variable and fixed manufacturing costs of approximately $23 million at current volumes.

Commenting on the MOSFETs programs, Dr. Gerald Paul, Vishay's President and Chief Executive Officer stated, "We are optimistic about the long-term prospects of the MOSFETs segment and continue to make capital and R&D investments in this business."

The voluntary separation / early retirement offer will be made to employees worldwide who are eligible because they will have met job classification, age, and/or years-of-service criteria as of October 31, 2013. The program benefits vary by country and job classification, but generally offer a cash loyalty bonus. All responses are due, subject to applicable rescission rights, on or before March 28, 2014.  The voluntary separation / early retirement program will not impact manufacturing operations or the Company's Growth Plan.  The Company's named executive officers (as defined in its proxy statement) and certain other key employees, generally research, development, and engineering personnel, are not eligible for the voluntary separation / early retirement program. The effective separation / retirement date for most eligible employees who accept the offer will be June 30, 2014 or earlier, with a few exceptions to allow for a transition period.

The Company estimates that total costs associated with the voluntary separation / early retirement program will be approximately $13 million, based on the expected acceptance rate.   Once fully implemented, the Company anticipates that the program will result in an annual reduction in fixed costs of approximately $10 million, split approximately one third in manufacturing and two thirds in selling, general, and administrative expenses.

Commenting on the voluntary separation / early retirement program, Dr. Gerald Paul said, "This voluntary separation / early retirement opportunity is part of our ongoing cost containment initiatives.  We believe this program will appropriately recognize the contributions and service of eligible employees who choose to participate, while also providing the Company with an opportunity to improve its cost structure going forward."

The two other smaller cost reduction programs relate to the transfer of production of certain products within its Diodes segment, which will be implemented in the course of 2014.   Both programs are connected to production moves, in order to take advantage of lower labor costs in one program and from the consolidation of manufacturing locations in the other.  The total cash costs associated with these production transfers are expected to be approximately $3 million, and will result  in annual cost savings of approximately $3 million when fully implemented.

The Company's estimates of the costs related to its cost reduction programs and anticipated annual savings represent its current best estimates.  However, such estimates are preliminary and subject to change as the Company implements these programs.

The Company believes that its manufacturing footprint is suitable to serve its customers and end markets, while maintaining lower manufacturing costs.  Except for these distinct and targeted programs, the Company does not anticipate any other material restructuring activities during the remainder of 2013 or 2014.  As demonstrated the past two years, the Company believes that it can substantially maintain its trained workforce, even at lower manufacturing activity levels, by reducing hours and limiting the use of subcontractors and foundries.  However, a continued sluggish business environment for the electronics industry or the recurrence of a significant economic downturn may require the Company to implement additional restructuring initiatives.

About Vishay

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Statements contained herein that relate to the Company's future performance, including costs related to its cost reduction programs and anticipated annual savings, are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties in implementing our cost reduction strategies; changes in foreign currency exchange rates; and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Vishay Intertechnology, Inc.

Contact:
Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President, Corporate Communications
 +1-610-644-1300
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